Exhibit 99.1
GOLDMAN SACHS REAL ESTATE FINANCE TRUST INC
Share Repurchase Plan
Effective as of June 10, 2024
Definitions
Adviser — shall mean Goldman Sachs & Co. LLC, in its capacity as the Company’s adviser.
Company — shall mean Goldman Sachs Real Estate Finance Trust Inc, a Maryland corporation.
NAV — shall mean the net asset value of the Company attributable to its Stockholders or the net asset value of a class of its shares, as the context requires, determined in accordance with the Company’s Net Asset Value Calculation and Valuation Guidelines as described in the Company’s confidential private placement memorandum.
Plan — shall mean this share repurchase plan of the Company.
Stockholders — shall mean the holders of Company shares.
Transfer Agent — shall mean Goldman Sachs & Co. LLC, in its capacity as the Company’s transfer agent.
Transaction Price — shall mean the repurchase price per share for each class of common stock, which shall be equal to the then-current offering price before applicable upfront selling commissions and placement fees.
Share Repurchase Plan
Beginning as of the second full calendar quarter following the Company’s first closing, stockholders may request that the Company repurchase shares of the Company’s common stock through their financial representative or directly with the Company’s Transfer Agent. The procedures relating to the repurchase of shares of the Company’s common stock are as follows:
•Certain broker-dealers require that their clients process repurchases through their broker-dealer, which may impact the time necessary to process such repurchase request, impose more restrictive deadlines than described under this Plan, impact the timing of a Stockholder receiving repurchase proceeds and require different paperwork or process than described in this Plan. Stockholders should contact their broker-dealer first if they want to request the repurchase of their shares.
•Under this Plan, to the extent the Company chooses to repurchase shares in any particular calendar quarter the Company will only repurchase shares as of the opening of the last calendar day of that quarter (a “Repurchase Date”). To have shares repurchased, a Stockholder’s repurchase request and required documentation must be received in good order by 4:00 p.m. (Eastern time) on the second to last business day of the applicable quarter. Settlements of share repurchases will generally be made within three business days of the Repurchase Date. Repurchase requests received and processed by the Company’s Transfer Agent will be effected at a repurchase price equal to the Transaction Price on the applicable Repurchase Date (which will generally be equal to the Company’s prior month’s NAV per share), subject to any Early Repurchase Deduction.
•A Stockholder may withdraw their repurchase request by notifying the Transfer Agent, directly or through the Stockholder’s financial intermediary. Repurchase requests must be cancelled before 4:00 p.m. (Eastern time) on the last business day of the applicable quarter.

•If a repurchase request is received after 4:00 p.m. (Eastern time) on the second to last business day of the applicable calendar quarter, the repurchase request will be executed, if at all, on the next quarter’s Repurchase Date at the Transaction Price applicable to that month (subject to any Early Repurchase Deduction), unless such request is withdrawn prior to the repurchase. Repurchase requests received and processed by the Company’s Transfer Agent on a business day, but after the close of business on that day or on a day that is not a business day, will be deemed received on the next business day. All questions as to the form and validity (including time of receipt) of repurchase requests and notices of withdrawal will be determined by the Company, in its sole discretion, and such determination shall be final and binding.
•Repurchase requests may be made by mail or by contacting a financial intermediary, both subject to certain conditions described in this Plan. If making a repurchase request by contacting the Stockholder’s financial intermediary, the Stockholder’s financial intermediary may require the Stockholder to provide certain documentation or information. If making a repurchase request by mail to the Transfer Agent, the Stockholder must complete and sign a repurchase authorization form, which is available through a Stockholder’s financial representative. Written requests should be sent to the Transfer Agent at the following address:
Goldman Sachs & Co. LLC
PO Box 219743
Kansas City, MO 64121
Overnight Address:
Goldman Sachs & Co. LLC
430 W 7th Street
Suite 219743
Kansas City, MO 64105
Corporate investors and other non-individual entities must have an appropriate certification on file authorizing repurchases. A signature guarantee may be required.
•For processed repurchases, Stockholders may request that repurchase proceeds are to be paid by mailed check provided that the check is mailed to an address on file with the Transfer Agent for at least 30 days. Stockholders should check with their broker-dealer that such payment may be made via check or wire transfer, as further described below.
•Stockholders may also receive repurchase proceeds via wire transfer, provided that wiring instructions for their brokerage account or designated U.S. bank account are provided. For all repurchases paid via wire transfer, the funds will be wired to the account on file with the Transfer Agent or, upon instruction, to another financial institution provided that the Stockholder has made the necessary funds transfer arrangements. The customer service representative can provide detailed instructions on establishing funding arrangements and designating a bank or brokerage account on file. Funds will be wired only to U.S. financial institutions (ACH network members).
•A medallion signature guarantee will be required in certain circumstances described below. A medallion signature guarantee may be obtained from a domestic bank or trust company, broker-dealer, clearing agency, savings association or other financial institution that participates in a medallion program recognized by the Securities Transfer Association. The three recognized medallion programs are the Securities Transfer Agents Medallion Program, the Stock Exchanges Medallion Program and the New

York Stock Exchange, Inc. Medallion Signature Program. Signature guarantees from financial institutions that are not participating in any of these medallion programs will not be accepted. A notary public cannot provide signature guarantees. The Company reserves the right to amend, waive or discontinue this policy at any time and establish other criteria for verifying the authenticity of any repurchase or transaction request. The Company may require a medallion signature guarantee if, among other reasons: (1) the amount of the repurchase request is over $500,000; (2) a Stockholder wishes to have repurchase proceeds transferred by wire to an account other than the designated bank or brokerage account on file for at least 30 days or sent to an address other than such Stockholder’s address of record for the past 30 days; or (3) the Company’s Transfer Agent cannot confirm a Stockholder’s identity or suspects fraudulent activity.
•If a Stockholder has made multiple purchases of shares of the Company’s common stock, any repurchase request will be processed on a first in/first out basis unless otherwise requested in the repurchase request.
Minimum Account Repurchases
In the event that any Stockholder fails to maintain the minimum balance of $500 of shares of the Company’s common stock, the Company may repurchase all of the shares held by that Stockholder at the repurchase price in effect on the date the Company determines that such Stockholder has failed to meet the minimum balance, less any Early Repurchase Deduction (defined below). Minimum account repurchases will apply even in the event that the failure to meet the minimum balance is caused solely by a decline in the Company’s NAV. Minimum account repurchases are subject to Early Repurchase Deduction.
Sources of Funds for Repurchases
The Company may fund repurchase requests from sources other than cash flow from operations, including, without limitation, the sale of or repayment under the Company’s investments, borrowings or offering proceeds, and the Company has no limits on the amounts it may pay from such sources.
In an effort to have adequate cash available to support the Plan, the Company may reserve borrowing capacity under a line of credit. The Company could then elect to borrow against this line of credit in part to repurchase shares presented for repurchase during periods when the Company does not have sufficient proceeds from operating cash flows or the sale of shares in its continuous offering to fund all repurchase requests.
Repurchase Limitations
The Company may repurchase fewer shares than have been requested in any particular month to be repurchased under this Plan, or none at all, in its discretion at any time. In addition, the aggregate NAV of total repurchases (based on the price at which the shares are repurchased) of Class T, Class S, Class D and Class I shares is limited to no more than 5% of the Company’s aggregate NAV per calendar quarter (measured using the aggregate NAV attributable to Stockholders as of the end of the immediately preceding month).
In the event that the Company determines to repurchase some but not all of the shares submitted for repurchase during any quarter, shares submitted for repurchase during such quarter will be repurchased on a pro rata basis after the Company has repurchased all shares for which repurchase has been requested due to death or disability. All unsatisfied repurchase requests must be resubmitted after the start of the next quarter, or upon the recommencement of the share repurchase plan, as applicable.
If the Transaction Price for the applicable month is not made available by the tenth business day prior to the last business day of the month (or is changed after such date), then no repurchase requests will be accepted for such calendar quarter and Stockholders who wish to have their shares repurchased the following quarter must resubmit their repurchase requests. The Transaction Price for each month will be available via the Company’s telephone line at (312) 655-4702 and through the Stockholder’s financial representative.
Should repurchase requests, in the Company’s judgment, place an undue burden on the Company’s liquidity, adversely affect the Company’s operations or risk having an adverse impact on the Company as a whole, or should the Company otherwise determine that investing its liquid assets in real estate-related investments or other investments rather than repurchasing the Company’s shares is in the best interests of the Company as a whole, the Company may choose to repurchase fewer shares in any particular quarter than have been requested to be repurchased, or none at all. Further, the Company’s board of directors may make exceptions to, modify, suspend or terminate this Plan if in its reasonable judgment it deems such an action to be in the Company’s best interest and the best interest of the Company’s Stockholders. Material modifications, including any amendment to the 5% quarterly limitation on repurchases, to and suspensions of the Plan will be promptly disclosed to Stockholders through their financial representatives. In addition, the Company may determine to suspend this Plan due to regulatory changes, changes in law or if the Company becomes aware of undisclosed material information that it believes should be publicly disclosed before shares are repurchased. The Company’s board of directors must affirmatively authorize the recommencement of the Plan if it is suspended before Stockholder requests will be considered again.
Shares obtained by the Adviser will not be subject to the repurchase limits of this Plan or any early repurchase deduction.
Early Repurchase Deduction
There is no minimum holding period for shares of the Company’s common stock and Stockholders can request that the Company repurchase their shares at any time. However, subject to limited exceptions, Class S, Class T, Class D and Class I shares that have not been outstanding for at least one year will be repurchased at 95% of the Transaction Price (an “Early Repurchase Deduction”). The one-year holding period is measured as of the first calendar day immediately following the prospective repurchase date. Additionally, Stockholders who have received shares of the Company’s common upon conversion of one class of shares into another class may include the period of time such Stockholder held such shares of the original share class for purposes of calculating the holding period for such shares of the Company’s common stock. This Early Repurchase Deduction will also generally apply to minimum account repurchases. The Early Repurchase Deduction will not apply to shares acquired through the Company’s distribution reinvestment plan.
The Company may, from time to time, waive the Early Repurchase Deduction in the following circumstances (subject to the conditions described below):
•repurchases resulting from death or qualifying disability; or
•in the event that a Stockholder’s shares are repurchased because such Stockholder has failed to maintain the $500 minimum account balance.
As set forth above, the Company may waive the Early Repurchase Deduction in respect of repurchase of shares resulting from the death or qualifying disability (as such term is defined in Section 72(m)(7) of the Internal Revenue Code of 1986, as amended) of a Stockholder who is a natural person, including shares held by such Stockholder through a trust or an IRA or other retirement or profit-sharing plan, after (i) in the case of death, receiving written notice from the estate of the Stockholder, the recipient of the shares through bequest or inheritance, or, in the case of a trust, the trustee of such trust, who shall have the sole ability to request repurchase on behalf of the trust or (ii) in the case of qualified disability, receiving written notice from such Stockholder, provided that the condition causing the qualifying disability was not pre-existing on the date that the Stockholder became a Stockholder. The Company must receive the written repurchase request within 12 months after the death of the Stockholder, the initial determination of the Stockholder’s disability in order for the requesting party to rely on any of the special treatment described above that may be afforded in the event of the death or disability of a Stockholder. In the case of death, such a written request must be accompanied by a certified copy of the official death certificate of the Stockholder. If spouses are joint registered holders of shares, the request to have the shares repurchased may be made if either of the registered holders dies or acquires a qualified disability. If the Stockholder is not a natural person, such as certain trusts or a partnership, corporation or other similar entity, the right to waiver of the Early Repurchase Deduction upon death or disability does not apply.
Items of Note
•Stockholders will not receive interest on amounts represented by uncashed repurchase checks.
•Under applicable anti-money laundering regulations and other federal regulations, repurchase requests may be suspended, restricted or canceled and the proceeds may be withheld.
•All shares of the Company’s common stock requested to be repurchased must be beneficially owned by the Stockholder of record making the request or their estate, heir or beneficiary, or the party requesting the repurchase must be authorized to do so by the Stockholder of record of the shares or their estate, heir or beneficiary, and such shares of common stock must be fully transferable and not subject to any liens or encumbrances. In certain cases, the Company may ask the requesting party to provide evidence satisfactory to the Company that the shares requested for repurchase are not subject to any liens or encumbrances. If the Company determines that a lien exists against the shares, the Company will not be obligated to repurchase any shares subject to the lien.
IRS regulations require the Company to determine and disclose on Form 1099-B the adjusted cost basis for shares of the Company’s stock sold or repurchased. Although there are several available methods for determining the adjusted cost basis, unless a Stockholder elects otherwise, which such Stockholder may do by checking the appropriate box on the repurchase authorization form, the Company will utilize the first-in-first-out method.
Frequent Trading and Other Policies
The Company may reject for any reason, or cancel as permitted or required by law, any purchase orders for shares of its common stock. For example, the Company may reject any purchase orders from market timers or investors that, in the Company’s opinion, may be disruptive to its operations.
In general, Stockholders may request that the Company repurchase their shares of the Company’s common stock once every calendar quarter. However, the Company prohibits frequent trading. The Company defines frequent trading as follows:
•any Stockholder who requests that the Company repurchase its shares of the Company’s common stock within 90 calendar days of the purchase of such shares;
•transactions deemed harmful or excessive by the Company (including, but not limited to, patterns of purchases and repurchases), in the Company’s sole discretion; and
•transactions initiated by financial professionals, among multiple stockholder accounts, that in the aggregate are deemed harmful or excessive.
The following are excluded when determining whether transactions are excessive:
•purchases and requests for repurchase of the Company’s shares in the amount of $2,500 or less;
•purchases or repurchases initiated by the Company; and
•transactions subject to the trading policy of an intermediary that the Company deems materially similar to the Company’s policy.

At the Placement Agent’s discretion, upon the first violation of the policy in a calendar year, purchase and repurchase privileges may be suspended for 90 days. Upon a second violation in a calendar year, purchase and repurchase privileges may be suspended for 180 days. On the next business day following the end of the 90 or 180 day suspension, any transaction restrictions placed on a Stockholder may be removed.
Mail and Telephone Instructions
The Company and its Transfer Agent will not be responsible for the authenticity of mail or phone instructions or losses, if any, resulting from unauthorized Stockholder transactions if they reasonably believe that such instructions were genuine. The Company’s Transfer Agent has established reasonable procedures to confirm that instructions are genuine including requiring the Stockholder to provide certain specific identifying information on file and sending written confirmation to Stockholders of record. Stockholders, or their designated custodian or fiduciary, should carefully review such correspondence to ensure that the instructions were properly acted upon. If any discrepancies are noted, the Stockholder, or its agent, should contact their or its financial professional as well as the Company’s Transfer Agent in a timely manner, but in no event more than 60 days from receipt of such correspondence. Failure to notify such entities in a timely manner will relieve the Company, its Transfer Agent and the financial professional of any liability with respect to the discrepancy.